Exhibit 99.1

Contact	Press:	Or
	Ann Charles		Jay Kolbe
	Enliven Marketing		Weber Shandwick
	Technologies Corporation		212-445-8215
212-201-0821
	acharles@enliven.com		jkolbe@webershandwick.com

ENLIVEN ANNOUNCES EXTENSION OF YAHOO! SEARCH
AGREEMENT

The Company Continues to Offer Yahoo! Search Results Through Consumer Applications

New York, NY, April 14, 2008 –Enliven Marketing Technologies Corporation (NASDAQ: ENLV) today announced that Yahoo! has extended its agreement with Enliven to provide search results through the company’s graphically enhanced search applications for an additional two years, from March 17, 2008 to March 17, 2010.

“We are pleased to continue to work with Yahoo! as a strategic partner for our consumer business,” said Patrick Vogt, CEO of Enliven Marketing Technologies. “Our relationship with Yahoo! began in 2004, and we are very happy that Yahoo! will continue to be our search provider going forward.”

ABOUT ENLIVEN MARKETING TECHNOLOGIES

Enliven Marketing Technologies Corporation (formerly Viewpoint Corporation) is a leading Internet Marketing Technology Company, offering Internet marketing and online advertising solutions through a powerful combination of proprietary visualization technology, and a Premium Rich Media advertising platform for the creation, delivery and reporting of PRM. Enliven’s family of brands include Unicast, the Internet Marketing and Advertising Technology Group, and Springbox, the Creative Digital Marketing Solutions Group. The company’s technology and online advertising solutions are leveraged by some of the world's most esteemed brands, including AOL, GE, Sony, and Toyota. More information can be found at www.enliven.com.

The company has approximately 140 employees with offices in New York, NY, Los Angeles, CA, Austin, TX and London, England.

FORWARD LOOKING STATEMENTS

This press release contains "forward-looking" statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect Enliven’s current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Enliven’s actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in Enliven’s filings and reports on file with the Securities and Exchange Commission.

Copyright © 2008 Enliven Marketing Technologies Corporation. All Rights Reserved. Enliven, Viewpoint, Unicast, and Springbox are trademarks or registered trademarks of Enliven Marketing Technologies Corporation.

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